UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2009

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On April 28, 2009, Sunrise Senior Living, Inc. (“Sunrise”) entered into a Twelfth Amendment (the “Amendment”), effective as of April 28, 2009 (the “Amendment Effective Date”), to its Credit Agreement (as previously amended, the “Credit Agreement”), dated as of December 2, 2005, by and among Sunrise, certain subsidiaries of Sunrise that are parties thereto, the lenders that are parties thereto from time to time and Bank of America, N.A., as administrative agent (the “Administrative Agent”) and in its capacity as Swingline Lender and letter of credit issuer (the “L/C Issuer”).

        The Amendment, among other matters, extends the suspension through December 2, 2009 (the “Maturity Date”) of the obligation of the lenders and the L/C Issuer under the Credit Agreement to (1) advance any additional proceeds of the loans to the borrowers or (2) issue any new letters of credit for the accounts of any of the obligors (which include the borrowers and the guarantors under the Credit Agreement) or their subsidiaries. Consistent with prior amendments to the Credit Agreement, this Amendment provides for the renewal of certain scheduled letters of credit in accordance with the annual renewal provisions of such letters of credit, for up to twelve months beyond the expiration dates of such letters of credit; provided that the borrowers under the Credit Agreement shall be required to cash collateralize on or prior to November 25, 2009 any letters of credit with expiration dates after November 25, 2009. Further, to the extent permitted by existing agreements and applicable laws and regulations, the obligors under the Credit Agreement agreed to cause their subsidiaries to become parties to the security agreement executed in connection with the Credit Agreement and grant to the Administrative Agent and lenders security interests in specified assets as security for the obligors’ performance of their obligations under the Credit Agreement.

        The Amendment further provides that the aggregate commitments of the lenders under the Credit Agreement shall be reduced by all payments received by the Administrative Agent for the accounts of the lenders from (1) cash proceeds of certain approved dispositions, (2) cash proceeds of certain federal tax refunds that the obligors may be entitled to receive and (3) a cash payment required to be made by Sunrise on October 31, 2009 that will be equal to the greater of (x) all unrestricted cash of Sunrise and its subsidiaries as of the preceding business day in excess of $35 million or (y) $2 million, which cash payment will be paid in two installments of $1 million on each of October 31, 2009 and November 30, 2009.

        The Amendment also removes all financial covenants set forth in the Credit Agreement, except for a minimum liquidity covenant, and adds new financial, operational, and liquidity reporting requirements. The Amendment further extends and modifies the application of certain negative covenants through the Maturity Date that limit Sunrise’s ability to (i) pledge certain assets of Sunrise or its subsidiaries or grant consensual liens on such assets, (ii) incur additional indebtedness for borrowed money and (iii) dispose of real estate, improvements or material assets of Sunrise or its subsidiaries, and provides exceptions from such covenants for certain contemplated financings, contemplated sales transactions, and approved dispositions.

        The Amendment increases the interest rate on borrowings to (i) LIBOR plus 5.25% per annum for Eurodollar rate loans and (ii) the base rate as defined in the Credit Agreement plus

3.75% per annum with respect to base rate loans; provided that the minimum rate at which interest may accrue upon the loans at any time shall not be less than 5.75% per annum. The Amendment also increases the letter of credit fee for all standby letters of credit to 4.25% per annum. In connection with the execution and delivery of the Amendment, Sunrise agreed to pay consenting lenders an amendment fee of $500,000, of which $250,000 will be paid on the Amendment Effective Date and the remaining $250,000 will be paid on or prior to the 90th day following the Amendment Effective Date.

        As of April 27, 2009, Sunrise had outstanding borrowings of $72.7 million under the Credit Agreement and outstanding letters of credit of approximately $24.5 million.

        From time to time, Sunrise has had customary commercial banking relationships with certain of the lenders under the Credit Agreement, including other commercial lending and banking arrangements. In addition, Sunrise has engaged and may in the future engage, from time to time, one or more of the lenders or their affiliates to provide investment banking and other advisory and financial services to Sunrise.

        The Credit Agreement was filed as Exhibit 10.1 to Sunrise’s Current Report on Form 8-K filed on December 8, 2005. The foregoing description of the terms of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

        On April 28, 2009, Sunrise issued a press release announcing the execution of the Amendment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

Twelfth Amendment to the Credit Agreement, dated April 28, 2009, by and among Sunrise
10.1	Senior Living, Inc., certain subsidiaries of Sunrise Senior Living, Inc. party thereto, the lenders from time to time party thereto and Bank of America, N.A.

99.1	Press Release of Sunrise Senior Living, Inc., dated April 28, 2009, relating to the Execution of the Twelfth Amendment to the Credit Agreement

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: April 28, 2009	By: /s/ Mark Ordan
Mark Ordan
Chief Executive Officer

Exhibit Index

Twelfth Amendment to the Credit Agreement, dated April 28, 2009, by and among Sunrise
10.1	Senior Living, Inc., certain subsidiaries of Sunrise Senior Living, Inc. party thereto, the lenders from time to time party thereto and Bank of America, N.A.

99.1	Press Release of Sunrise Senior Living, Inc., dated April 28, 2009, relating to the Execution of the Twelfth Amendment to the Credit Agreement